Exhibit 99.1
Lowrance Settles Stockholder Class Action
Tulsa, Oklahoma, February 28, 2006 — Lowrance Electronics, Inc. (Nasdaq: LEIX) announced today that Lowrance and the members of Lowrance’s board of directors have entered into an agreement in principle to settle the stockholder class action lawsuit brought against Lowrance and the members of its board in opposition of the tender offer and merger transaction with Simrad Yachting AS and Simrad Yachting’s wholly owned subsidiary, Navico Acquisition Corp.
Under the agreement in principle, Lowrance, Simrad Yachting, Navico and their respective advisors would be released from all claims that have been brought or could have been brought under state or federal law arising out of or related to the tender offer and any subsequent merger. In consideration for the settlement and dismissal with prejudice of the action and the releases, Lowrance agreed to include additional disclosures in its filings with the Securities and Exchange Commission and not to oppose a fee application by plaintiff’s attorneys of $325,000. The additional disclosures were included in a document filed by Lowrance with the SEC on February 23, 2006. The proposed settlement is subject to customary conditions, such as the completion of reasonable confirmatory discovery in the action by plaintiff’s counsel and court approval.
About Lowrance Electronics, Inc.
Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance"® and “Eagle"® Electronics, “Lowrance Automotive™” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.